Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOHNSON CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0380010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209-4408

(414) 524-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerome D. Okarma

Vice President, Secretary and General Counsel

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209-4408

(414) 524-1200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to: Patrick G. Quick Jessica Lochmann Allen Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(3)
Common Stock, $0.01 7/18 par value (2)	2,713,224	$29.78	$80,799,810.72	$9,259.66

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low prices of the common stock of Johnson Controls, Inc. on the New York Stock Exchange on November 17, 2011, which date was within five business days of the date of this filing.
(2)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Automatic Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). This registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act.
(3)	A filing fee of $1,507.74 was previously paid in connection with unsold shares of Common Stock registered under a registration statement on Form S-3 (Registration No. 333-155802) initially filed by Johnson Controls, Inc. on December 1, 2008. Accordingly, pursuant to Rule 457(p) under the Securities Act, Johnson Controls, Inc. is offsetting $1,507.74 of previously paid filing fees against the total filing fee of $9,259.66 due in connection with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

Johnson Controls, Inc.

2,713,224 shares of our Common Stock, $0.01 7/18 Par Value

Automatic Dividend Reinvestment and Common Stock Purchase Plan

We offer to participants in our Automatic Dividend Reinvestment and Common Stock Purchase Plan an opportunity to purchase our Common Stock under the Plan. You may participate in the Plan if you are:

•	a holder of our Common Stock,

•	a holder of any of our Preferred Stock,

•	a person who does not currently hold our stock upon an initial investment of US$250 or more or by making automatic monthly deductions, or

•	an eligible employee of Johnson Controls or one of our subsidiaries.

The Common Stock is traded on the New York Stock Exchange. The trading symbol is “JCI.” On November 17, 2011, our Common Stock closed at a price of US$29.78.

The price of each share of Common Stock you purchase under the Plan will be 100% of market value, determined as provided in the Plan. We bear the cost of administering the Plan; however, there are fees associated with some of the Plan’s services. Please refer to the Fee Disclosure Table.

If you are an employee participant, then you should read Appendix A for a discussion of certain matters relating to the Plan that apply specifically to you.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 23, 2011.

Johnson Controls

Johnson Controls brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. We strive to create a more comfortable, safe and sustainable world through our products and services for vehicles, homes and commercial buildings. Johnson Controls provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, we offer products and services that optimize energy use and improve comfort and security. We also provide batteries for automobiles and hybrid electric vehicles, along with related systems engineering, marketing and service expertise.

Our principal executive offices are located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209-4408, and our telephone number is (414) 524-1200.

Use of Proceeds

We have no specific plan for the net proceeds we may receive from the sales, if any, of authorized but unissued shares of Common Stock, or from sales of treasury shares, under the Plan. Rather, we offer the shares for the purposes set out below, and we will apply any net proceeds toward general corporate purposes.

Description of Plan

Set forth below are the provisions of the Plan, as amended to date. Future amendments to the Plan will be effective immediately upon mailing of notice to participants.

Purpose

The purposes of the Plan are twofold. First, it provides participants with a convenient and economical method of reinvesting cash dividends and making additional limited cash investments in shares of Common Stock at regular intervals. Second, the Plan provides us with the ability to sell authorized but unissued shares of Common Stock, or sell treasury shares, that will raise funds to increase our equity base and for investment and other general corporate purposes.

Features

Open to New Shareholders — If you do not currently own shares of our stock, then you may become a participant in the Plan by paying an account set-up fee, which is subject to change at the discretion of Wells Fargo (see the Fee Disclosure Table for information regarding fees), and making an initial investment of at least US$250 or authorizing monthly deductions of at least US$50 from a designated bank account and submitting a check for US$50 to cover your first cash investment.

Service Fees and Brokerage Commission — You will pay an investment fee and brokerage commissions when purchasing or selling shares under the Plan. See the Fee Disclosure Table for information regarding these fees.

Optional Cash Investments — You may make optional cash investments in Common Stock of a minimum of US$50 per investment up to US$25,000 per calendar quarter. You may make optional cash investments by automatic monthly electronic funds transfer or by check at weekly or less frequent intervals, as you desire. You may obtain the return of any optional cash investment upon written request received by Wells Fargo Shareowner Services on or before the second business day prior to the date on which it is to be invested.

Automatic Reinvestment of Dividends — Cash dividends paid on all or a percentage of shares that you specify are automatically reinvested in additional shares of Common Stock.

Full Investment of Plan Funds — Because the Plan invests your funds to purchase fractional shares as well as full shares, and your funds include cash dividends on fractional shares, your funds are fully invested.

Automated Requests — You may establish automated privileges for your Plan account, enabling you to execute certain Plan orders by phone or internet.

Share Safekeeping — You may deposit for safekeeping certificates representing shares of Common Stock held in certificate form, whether or not the shares were issued under the Plan, at no cost to you. Alternatively, your shares can be held in Direct Registration (DRS), which is a method of recording shares of stock in book-entry form. Book-entry means that your security is registered in your name on the books of the Company without the need for physical certificates. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form.

Account Statements — The Plan administrator mails account statements detailing your Plan activities to you on a quarterly basis and following each Plan transaction or account statements may be viewed online.

Considerations

You should consider the following prior to participating in the Plan:

Investment Timing; Price Risks — The Plan administrator purchases and sells shares for the Plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares, as the case may be, outside of the Plan. You bear the risk of fluctuations in the price of Johnson Controls stock.

No Interest Paid Pending Investment — You will not receive interest on optional cash investments pending their investment in Common Stock. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan administrator or for which the Plan administrator or any of its affiliates provides management advisory or other services) consisting entirely of (a) direct obligations of the United States of America; or (b) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan administrator. Investment income from such Permitted Investments shall be retained by the Plan administrator.

Administration

As of the date of this Prospectus, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (Wells Fargo), administers the Plan. Wells Fargo is responsible for receiving initial and optional cash investments that participants make, forwarding funds received from or on behalf of participants to a registered broker/dealer for purchases of Common Stock, issuing statements to participants of their Plan account activities and performing certain other administrative duties related to the Plan. You may contact Wells Fargo at the addresses set forth in this Prospectus:

Plan Requests should be mailed to:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

General Information:

Fax: 1-651-450-4085

Tel: 1-877-602-7397

Tel: 1-651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday

Internet:

General Inquiries and Shareowner Access — www.shareowneronline.com

Wells Fargo is responsible for purchasing and selling shares of Common Stock for your Plan accounts, including the selection of the broker or dealer through which Plan purchases and sales are made. We have no control over the times or prices at which Wells Fargo effects transactions in the open market or the selection of the broker or dealer that Wells Fargo uses.

Forms

Account Authorization Form — You must use an Account Authorization Form to enroll in the Plan. If you would like to authorize automatic deductions and establish automated request privileges at the time of enrollment, complete the applicable sections of the Form. You must also use an Account Authorization Form to change your automatic deduction after enrollment, change your address of record, and make or change your dividend reinvestment election.

Transaction Request Form — You must use a Transaction Request Form to make optional cash investments, sell your Plan shares, deposit your share certificates, or terminate your participation in the Plan. Wells Fargo attaches a Transaction Request Form to each account statement that it mails to you.

You can obtain additional Account Authorization Forms and Transaction Request Forms by contacting Wells Fargo.

Eligibility

Any person or entity, whether or not currently a registered holder of our common or preferred stock, may participate in the Plan by enrolling in accordance with the procedures described in “Enrollment and Participation” below. We reserve the right to deny, modify, suspend or terminate your participation.

Enrollment and Participation

You may enroll in the Plan at any time by completing an Account Authorization Form and returning it to Wells Fargo at the address set forth on the form.

Shareholders — If you are a registered holder of our common or preferred stock, then you must complete an Account Authorization Form to participate in the Plan. If you are not a registered owner but you are a beneficial owner of Common Stock whose only shares are held in names other than your own (e.g., held by brokers, trustees or bank nominees), then you must either (a) become a shareholder of record by having shares registered in your name, or (b) become a shareholder of record by enrolling in the Plan in the same manner as a new shareholder.

New Shareholders — If you are not a registered owner of common or preferred stock, then you must complete an Account Authorization Form and pay a one-time account set-up fee. You must also make an initial cash investment of US$250 or authorize monthly deductions of at least US$50 from a designated bank account and submit a check for US$50 to cover your first cash investment. You may initially invest a maximum of US$25,000 per calendar quarter in the Plan.

Note: Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Dividend Reinvestment

As described below, by participating in the Plan, you may have the cash dividends paid on all shares of Common Stock automatically reinvested in Common Stock. The payment of dividends on Common Stock is at the discretion of Johnson Control’s Board of Directors.

Full Dividend Reinvestment — If you elect the “Full Dividend Reinvestment” option, then all cash dividends on shares held in physical certificate form registered in your name including book-entry (DRS) on the records of the Company, and all cash dividends on all Plan shares credited to your account under the Plan, will be used to purchase additional shares. If you elect Full Dividend Reinvestment, you will not receive cash dividends from the Company. The dividends, subject to fees, will be reinvested. See the Fee Disclosure Table for information regarding these fees.

Partial Dividend Reinvestment — If you elect the “Partial Dividend Reinvestment” option, then all cash dividends on a percentage of any shares held by you in physical certificate form including book-entry (DRS), which percentage you specify on the Account Authorization Form, and all cash dividends on Plan Shares will be used to purchase additional shares. You may elect percentages in increments of 10%. If you elect Partial Dividend Reinvestment, you will receive checks from the Company for dividends, when declared and paid, only for those shares not subject to dividend reinvestment. For example: A shareholder has 90 shares registered in his name on the records of the Company and 10 Plan shares. The shareholder specifies 50% of his total shares subject to dividend reinvestment. All cash dividends on 50 shares (50% of 100 shares) will be used to purchase additional shares for his account under the Plan, subject to fees. See the Fee Disclosure Table for information regarding these fees. You will receive dividend checks or automatic bank deposits from the Company, when declared and paid, only for the 50 shares not subject to dividend reinvestment.

If you selected full or partial dividend reinvestment, then you may change your dividend investment option at any time by sending written notice, or if you have authorized automated privileges for your account, by calling Wells Fargo Shareowner Services. Notices received two business days prior to a dividend record date will be effective for that dividend. Notices received less than two business days prior to a dividend record date will not be effective until after that dividend has been paid.

Cash Payments Only — If you elect the “Cash Payments Only” option, will continue to receive, as declared, by check or direct deposit, cash dividends paid on shares held in physical certificate form registered in your name including book-entry (DRS) on the records of the Company and all cash dividends on all shares credited to your account under the Plan.

Dividend Payment Dates — If Wells Fargo receives your Account Authorization Form on or before the record date for a particular dividend, then dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If Wells Fargo receives your Account Authorization Form after the record date, then dividend reinvestment will not begin until the dividend payment date following the next record date. We have usually paid dividends on Common Stock at the beginning of January, April, July and October.

Cash Investments

Initial Cash Investment — If you are not a registered owner of Common Stock, then you must include an initial cash investment of at least US$250 with your completed Account Authorization Form or complete and sign the automatic funds transfer section of the Account Authorization Form and submit a check for US$50 to cover your first cash investment. You must also pay a one-time enrollment fee, which is subject to change at the discretion of Wells Fargo. See “ENROLLMENT AND PARTICIPATION” above. You must make initial cash investments and payment of the enrollment fee by check in U.S. funds drawn on a U.S. bank payable to “Wells Fargo Shareowner Services” in U.S. funds. The transaction fee and purchase commissions are deducted from this cash investment.

Optional Cash Investments — You may make optional cash investments at any time by personal check or by automatic deduction from a designated U.S. bank account. You may vary your optional cash investment from a minimum of US$50 per investment up to a maximum of US$25,000 per calendar quarter. We include initial cash investments in the month in which they are made for purposes of determining whether you have reached the US$25,000 maximum.

Checks — If you make an optional cash investment by check, it must be accompanied by a completed Transaction Request Form, and Wells Fargo must receive it no later than two business days prior to an investment date for an initial cash investment and one business day prior to an investment date for optional cash payments to be invested on that investment date. Otherwise, Wells Fargo holds optional cash investments for investment on the next investment date. You may make optional cash investments by check payable to “Wells Fargo Shareowner Services” in U.S. funds. You may obtain the return of any optional cash investment upon written request received by Wells Fargo Shareowner Services on or before the second business day prior to the date on which it is to be invested.

Automatic Deduction from a Bank Account — You may also make optional cash investments by authorizing automatic monthly deductions from designated U.S. bank accounts. In that case, your bank account will be debited on the 25th day of each month or, if that day is not a business day, the next business day after the 25th. Wells Fargo will invest the funds on the next investment date that is at least three business days after the day your account is debited. You will not receive any confirmation of the transfer of funds other than as reflected in your monthly Plan account statements and in your bank account statement.

To authorize automatic deductions, you must complete section 6 of the Account Authorization Form and return it to Wells Fargo together with a voided blank check or deposit slip for a savings account from which you wish to transfer funds. Your automatic deductions will begin as soon as practicable after Wells Fargo receives the Account Authorization Form. You may change the dollar amount of your monthly deduction or terminate your monthly deduction altogether by completing an Account Authorization Form and returning it to Wells Fargo, by contacting Wells Fargo via phone, or online. To be effective with respect to a particular investment date, Wells Fargo must receive your change or termination request at least fifteen business days prior to the investment date.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, Wells Fargo Bank, N.A will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. Wells Fargo Bank, N.A. may sell other shares in the account to recover a returned funds fee, subject to change at the discretion of Wells Fargo for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by Wells Fargo Bank, N.A.

Investment Dates

Dividend Reinvestment — Wells Fargo expects to invest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date.

Optional Cash Investments — Wells Fargo expects to invest optional cash investments on (a) Wednesday of each week or, if Wednesday is not a business day, the business day next following Wednesday or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date.

You will not receive interest on funds that Wells Fargo holds pending their investment in Common Stock. All optional cash investments, including the initial cash investment, are subject to the collection by the Plan administrator of full face value in U.S. funds.

Source of Shares

Wells Fargo acquires shares for you under the Plan in the open market, in negotiated transactions or by purchasing newly issued Common Stock or Common Stock held in treasury from Johnson Controls. Wells Fargo purchases shares in the open market or in negotiated transactions as soon as practicable after the applicable investment date. All purchases will be made within five business days of an investment date, subject to any waiting periods required under applicable securities laws or stock exchange regulations. We determine the source or sources of shares used to fulfill Plan requirements and, subject to certain regulatory restrictions on the frequency with which we can change our determination, we may change our determination from time to time without notice to you. We expect that generally all Plan purchases will be effected in open market transactions.

Price of Shares

The price of shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased for the applicable investment date. Wells Fargo may in its discretion commingle participants’ funds for the purpose of effecting purchase orders and may offset purchase and sale orders to arrive at a net purchase or sale order. The price per share of new issue Common Stock or treasury stock is the average of the high and low price, carried out to three decimal places, of the Common Stock reported as New York Stock Exchange — Composite Transactions on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next preceding day the New York Stock Exchange is open. Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

Account Statements

Wells Fargo maintains an account for each Plan participant and will send an account statement to you as soon as practicable after each quarterly dividend reinvestment and each weekly optional cash investment and after any transfer, sale or withdrawal of Plan shares. Employees participating through payroll deductions will receive a quarterly statement following each dividend reinvestment which will include monthly payroll investment information. The account statements provide you with records of your purchases and sales, and you should retain these statements for tax purposes. Investment and sales data on your account statement reflect the settlement of the trade. You may also elect to view your account statement online opposed to receiving it though regular mail. You will receive an email notification when new statements are available for viewing online.

Share Certificates

Wells Fargo credits Plan purchases to your account and shows them on your account statement. You will not receive certificates for your Plan shares unless requested. This protects against loss, theft or destruction of stock certificates and reduces our administrative costs associated with the Plan. You may obtain certificates for some or all full Plan shares at any time by submitting a Transaction Request Form to Wells Fargo or contacting Wells Fargo via phone. Such requests will be handled without charge to you. Any remaining full and fractional shares continue to be credited to your account. Certificates for fractional shares are not issued under any conditions.

Share Safekeeping

At any time beginning with enrollment in the Plan, you may deposit with Wells Fargo certificates representing shares of Common Stock, whether or not you acquired the shares under the Plan, at no cost to you. To use this service, you must send your certificates to Wells Fargo with a properly completed Transaction Request Form. Shares represented by certificates deposited with Wells Fargo are credited to your account and from that time on are treated as if acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificate shares deposited with Wells Fargo.

We strongly recommend that you use registered mail to mail your certificates to Wells Fargo, and insure the certificates for 2% of the current market value of the shares that the certificates represent. In any case, you bear the full risk of loss, regardless of the method used, in the event the certificates are lost.

You should not endorse your certificates prior to mailing.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

Effective January 1, 2012, as the Plan Administrator, Wells Fargo can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Share Transfers Within Plan

You may also transfer Plan Shares to a Plan account of another person subject to compliance with any applicable laws. To do this, you must complete a stock power and return the completed stock power to Wells Fargo. Your signature on the stock power must be medallion guaranteed by an eligible financial institution. You can obtain stock powers from Wells Fargo. If the person to whom the shares are transferred is not a participant in the Plan, then Wells Fargo will automatically open an account for the person and enroll him or her in the Plan.

If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares that will require you to submit a written request to transfer the additional shares. You may not pledge or grant a security interest in Plan shares or transfer Plan shares outside of the Plan unless Wells Fargo has issued certificates representing the shares.

Sale of Shares

You may sell some or all of your Plan shares by submitting the appropriate information on the Transaction Request Form, via phone, via the internet or by submitting a written request to Wells Fargo. You will pay a service fee and sales commission when selling shares. See Fee Disclosure Table for information regarding these fees. If the current market value of the shares requested to be sold is US$25,000 or less, and you have previously authorized automated privileges, then you may sell Plan shares by contacting Wells Fargo. Wells Fargo may match or offset your sales order against one or more purchase orders of other participants in the Plan. If not offset, Wells Fargo executes the order on your behalf in the open market or in negotiated transactions. After settlement of the sale, Wells Fargo will send you a check for the net proceeds of the sale. The proceeds you receive will be based on the weighted average price at which the shares were sold less brokerage commissions, service fees that Wells Fargo charges, and applicable taxes.

If you are submitting a request to sell all or part of your Plan shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

You should be aware that the share price of Johnson Controls Common Stock may fall or rise during the period between a request for sale, its receipt by Wells Fargo, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. You will solely bear the price risk.

Termination

You may terminate your participation in the Plan by submitting the appropriate information on the Transaction Request Form or by submitting a written request to Wells Fargo. If the current market value of your Plan account is US$25,000 or less, and you have previously authorized telephone transactions, then you may terminate your participation in the Plan by contacting Wells Fargo via phone.

If your request to terminate your participation in the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

Upon termination of your participation in the Plan, unless you have requested on the Transaction Request Form that some or all Plan shares be sold, Wells Fargo will move to a DRS account in your name the number of full shares in your Plan account and mail to you a check in the amount of the net proceeds of the market value of any fractional Plan share. If you so request on the Transaction Request Form, Wells Fargo will sell some or all Plan shares on your behalf. After settlement of the sale, Wells Fargo will send you a check in the amount of the net proceeds of the sale (plus the market value of any fractional Plan share) and a DRS statement representing any full Plan shares not sold. The net proceeds you receive will be based on the weighted average price at which the shares were sold less brokerage commissions, fees charged by Wells Fargo, and applicable transfer taxes.

After termination, you may re-enroll in the Plan by submitting a new Plan Authorization Form and complying with all other enrollment procedures (see “ENROLLMENT AND PARTICIPATION”). To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants whom we or Wells Fargo believe have been excessive in their enrollment and termination.

At the direction of Johnson Controls, Wells Fargo may terminate your participation in the Plan if you do not own at least one full share in your name or held through the Plan.

Issuance of Rights

If we make available to holders of Common Stock rights to purchase additional shares of Common Stock or other securities, then Wells Fargo will sell the rights accruing to all shares Wells Fargo holds for you (if and when such rights become independently traded) and will apply the net proceeds of such sale to the purchase of Common Stock. However, we will, in advance of a subscription offer (or, if such rights may not be independently traded upon issuance, prior to the date on which such rights trade independently), inform you that if you do not want Wells Fargo to sell your rights and invest the proceeds, then it will be necessary for you to transfer all full shares held under the Plan in your own name by a given date. This will permit the Participant to exercise, transfer or sell the rights on such shares. If we redeem rights prior to the date that such rights trade independently, then Wells Fargo will invest the resultant funds in additional shares of Common Stock.

Other Information

Stock Dividends

Any stock dividends or stock splits we distribute on shares Wells Fargo holds for you will be credited to your account.

Other Distributions

If the Company distributes to holders of Common Stock any securities (other than shares of Common Stock or rights to purchase additional shares of Common Stock or other securities), then such securities (other than fractional shares thereof) accruing to all shares of Common Stock held by Wells Fargo for you will be transferred to your own name. Such securities will not be credited to your account or sold by Wells Fargo on your behalf.

Amendment or Termination of Plan

Johnson Controls and Wells Fargo each may amend, supplement or terminate the Plan at any time by mailing appropriate notice to each participant at his or her last address of record and by giving proper notice to Wells Fargo or us, as the case may be. Any such amendment, supplement or termination will be effective immediately upon the mailing of notice to participants.

Denial or Termination of the Plan — At our direction, Wells Fargo may terminate a participant’s participation in the Plan if the participant does not own at least one full share in the participant’s name or held through the Plan. We reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent Johnson Controls deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. Participants whose participation in the Plan is terminated will have full Plan shares converted to book-entry (DRS) or a physical certificate will be issued. Participants will receive a check less any service fees and brokerage commissions in the amount of the market value of any fractional Plan share.

Broker/Dealer

Wells Fargo Bank, N.A. will furnish the name of the registered broker/dealer utilized in share transactions, within a reasonable time, upon written request from the participant.

Limitation of Liability

Neither Johnson Controls nor Wells Fargo or its nominee will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor will any of us have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. Neither Johnson Controls nor Wells Fargo will be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for your account or the times when such purchases or sales are made, (b) for any fluctuation in the market value after purchase or sale of shares, or (c) arising out of failure by Johnson Controls or Wells Fargo to terminate your account upon your death prior to receipt of notice in writing of such death.

Wells Fargo is acting solely as agent of Johnson Controls and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. Wells Fargo undertakes to perform such duties and only such duties as are expressly set forth in the Plan, to be performed by it, and no implied covenants or obligations shall be read into the Plan against Wells Fargo or Johnson Controls.

In the absence of negligence or willful misconduct on its part, Wells Fargo, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Plan. In no event shall Wells Fargo be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if Wells Fargo has been advised of the likelihood of such loss or damage and regardless of the form of action.

Wells Fargo: (a) shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (b) shall not be obligated to take any legal action under the Plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

Wells Fargo shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

State Regulation

The terms and conditions of the Plan are governed by the laws of the State of Wisconsin. Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of an “issuing public corporation,” such as Johnson Controls, which are held by certain persons in excess of 20% of the voting power of any such corporation will be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from Johnson Controls, shares acquired prior to April 22, 1986, and under certain other circumstances.

Section 180.1141 of the Wisconsin Business Corporation Law provides that a “resident domestic corporation,” such as Johnson Controls, may not engage in a “business combination” with an “interested stockholder” (a person beneficially owning 10% or more of the aggregate voting power of the Common Stock) for three years after the date (the “stock acquisition date”) the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation’s board of directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by the majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by non interested stockholders.

Participants with significant holdings of Johnson Controls’ stock are advised to consult their attorney to determine the applicability and effect of such provisions.

Certain Federal Income Tax Consequences

The following discussion sets forth the general federal income tax consequences for an individual participating in the Plan and holding the Common Stock as a capital asset. However, the discussion is not intended to be an exhaustive treatment of such tax consequences. The following discussion relates only to participants who are residents of the United States. It does not include discussion of state, local or foreign income or other tax laws.

Foreign, local and other taxes may also apply. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed below. Accordingly, and because tax consequences may differ among participants in the Plan (particularly for those who are not individuals), each participant should discuss specific tax questions regarding participation in the Plan with his or her own tax advisor.

This Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold.

In general, participants in the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, for tax purposes, you will be treated as receiving a taxable dividend equal to the cash dividend reinvested, to the extent Johnson Controls has earnings and profits. This treatment applies with respect to both the shares of Common Stock you hold of record and your Plan account shares of Common Stock and even though you do not receive cash but the amount is instead applied to the purchase of shares of Common Stock for your Plan account. If the cash dividend is used to purchase shares on the open market or in a privately negotiated transaction (rather than for the purchase of shares from Johnson Controls), your share of brokerage fees, if any, paid by Johnson Controls will be taxed as an additional dividend, to the extent that Johnson Controls has earnings and profits.

Shares, or any fraction of shares, of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid for the shares or any fraction of shares, increased by any brokerage fees treated as a dividend to the participant. Shares, or any fraction of shares, of Common Stock purchased from Johnson Controls with reinvested dividends will have a tax basis equal to the amount of the dividend. The shares, or any fraction of shares, will have a holding period beginning on the day following the purchase date, whether purchased on the open market, in a privately negotiated transaction or from Johnson Controls.

If you make initial or supplemental cash investments to the Plan, you are deemed to have received an additional taxable dividend in the amount of your pro rata share of the brokerage commissions, if any, paid by Johnson Controls, to the extent Johnson Controls has earnings and profits. Brokerage commissions are incurred only on purchases of Common Stock in the open market or privately negotiated transactions. Shares, or any fraction of shares, purchased with initial or supplemental cash payments will have a tax basis equal to the amount of the payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to you with respect to those shares or fraction of shares. The holding period for the shares, or fraction of shares, begins on the day following the purchase date.

In contrast to the tax treatment described above with respect to your share of brokerage fees, you should not be treated as receiving an additional taxable dividend based upon your pro rata share of the costs of administering the Plan, which are paid by Johnson Controls. However, there are no assurances that the Internal Revenue Service (“IRS”) agrees with this position. Johnson Controls has no present plans to seek formal advice from the IRS on this issue.

You will not recognize taxable income when you receive certificates for whole shares credited to your account, either upon your request for the certificates or upon your withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss when you sell or exchange whole shares acquired under the Plan either through the Plan at your request or by you after receipt of certificates for shares from the Plan. You will also recognize taxable gain or loss when you receive cash payments for fractional shares credited to your account, upon withdrawal from or termination of the Plan. The amount of taxable gain or loss is the difference between the amount that you receive for your shares or fractional shares and the tax basis of your shares or fractional shares. Gain or loss will generally be a capital gain or loss, long-term or short-term depending on your holding period. Currently, net long-term capital gains of certain taxpayers are taxed at lower rates than other items of taxable income.

Participants Subject to Income Tax Withholding

If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder subject to backup withholding (because a correct taxpayer identification number has not been furnished or otherwise), the tax required to be withheld will be deducted from the amount of any cash dividend otherwise to be applied to the purchase of shares for your account under the Plan, and the amount of the dividend after such deduction will be so applied. Since any such withholding tax applies also to a dividend on shares credited to the Plan account, only the net dividend on such shares will be applied to the purchase of additional stock. The regular statements Wells Fargo sends to you will indicate the amount of tax withheld. We cannot refund amounts withheld. If you are subject to withholding, then you should contact your tax advisor or the Internal Revenue Service for additional information.

Available Information

Johnson Controls is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements files reports and other information with the Securities and Exchange Commission (the “SEC”). We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus is part of the registration statement, but does not contain all of the information included in the registration statement. You may read and copy the registration statement and any other documents we file at the public reference facilities maintained by the SEC at the offices of the SEC at 100 F Street N.E., Washington, D.C. 20549. You may obtain additional information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such web site is http://www.sec.gov.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

This Prospectus incorporates by reference the document(s) listed below that we have previously filed with the SEC. The document(s)contain important information about us and our financial condition:

Our Filings with the SEC	Period
Annual Report on Form 10-K	Year ended September 30, 2011

Current Report on Form 8-K	Dated November 16, 2011

The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A dated April 23, 1965, as superseded by the description contained in the Company’s definitive proxy/registration statement (Form S-14 Registration No. 2-62382) incorporated by reference as Exhibit 1 to Current Report on Form 8-K, dated October 23, 1978, and in the Company’s Registration Statement on Form S-14, dated April 18, 1985 (Registration No. 2-97136), and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement, and until the we terminate the offering of securities pursuant to this Prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

Johnson Controls will provide without charge to each person to whom a Prospectus is delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated by reference herein. Requests for these documents should be addressed to:

Shareholder Services, X-76

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209-4408

Telephone number: (800) 524-6220

You can also find these filings on our website at www.johnsoncontrols.com. However, we are not incorporating the information on our website other than these filings into this Prospectus.

You should not assume that the information in this prospectus, any prospectus supplement and/or other offering material, as well as the information we file or previously filed with the Commission that we incorporate by reference in this Prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

The administrator reserves the right to change these fees or charge participants other fees in the future. Notices of such future changes or additional fees will be sent to participants at least 30 days prior to their effective date. Any such change will be deemed to be accepted by participants who do not terminate participation in the plan prior to the effective date of any change.

Fee Disclosure Table

Transaction and Plan Services Fees

as of January 1, 2009

Certificate Deposit	company paid
Certificate Issuance	company paid
Enrollment Fee	$10.00

Investment Fees
Via optional cash investment	$2.00 per check
Via automatic withdrawal	$1.00 per debit
Via dividend reinvestment	4% with $2.00 max
Purchase commission	$0.03 per share

Sale Fees
Service fee	$15.00 per transaction
Sale commission	$0.10 per share
Direct Deposit of Net Proceeds	$5.00 per transaction
Fee for Returned Checks or Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

APPENDIX A

AUTOMATIC DIVIDEND REINVESTMENT

AND COMMON STOCK PURCHASE PLAN

Provisions for Employee Participants

Introduction

The Common Stock Purchase Plan, as this Plan is known to employees of Johnson Controls, allows Employee Participants to share in the ownership of Johnson Controls by purchasing Johnson Controls common stock through payroll deductions. But owning stock isn’t for everyone, and we can’t recommend our own stock. Where stock ownership is concerned, there’s always risk involved. But if you decide you would like to purchase Johnson Controls stock, this Plan makes it easier because money is deducted right from your paycheck (on an after-tax basis).

The remainder of the Prospectus of which this Appendix is a part contains a description of terms of the Plan applicable to all participants, including employee participants. The following discusses certain matters relating to the Plan that apply specifically to employee participants. However, you should be familiar with all of the information in the Prospectus, including this Appendix, before participating in the Plan.

Opening an Account

Eligibility. Wells Fargo Shareowner Services maintains accounts for everyone purchasing stock through the Common Stock Purchase Plan. The only requirements are that you:

•	be a Johnson Controls employee

•	have reached the age of majority in your state (usually age 21)

•	reside in the U.S. or in an authorized location outside the U.S.

For purposes of the Common Stock Purchase Plan, you are a Johnson Controls employee if you are employed by Johnson Controls or any of its subsidiaries or affiliated companies, and an affiliated company is an entity of which Johnson Controls has 48% or greater ownership.

Enrolling and making payroll deductions. You may enroll in the Plan at any time by calling Wells Fargo. Some employee groups may require a form. Check with your Human Resources Department.

When you decide to enroll, you must also decide how much money to have deducted from your pay to purchase stock. You can choose any amount between US$25 and US$500 each month, in whole dollars.

Changing your deduction amount. Just as with any other investment, flexibility is an important consideration. You can change your Common Stock Purchase Plan deduction as often as you like.

Or you can stop your deductions temporarily and begin them again later. During times when you aren’t having deductions made, statements are sent to keep you up to date on dividend payments. If you have an address change during this time, you must inform Wells Fargo of the change.

To change or suspend your deductions, call Wells Fargo. Some employee groups may require a form. Check with your Human Resources Department. The change will be made as soon as practicable.

Purchasing Stock

Purchase price. We forward your payroll deductions directly to the plan administrator, where they are used to purchase Johnson Controls Common Stock on the New York Stock Exchange. To purchase shares for this Plan, all participants’ deposits are combined. The purchase price is the price of Common Stock on the New York Stock Exchange at the time of purchase.

Dividends. Shares purchased for you are credited to your account. Periodically, Johnson Controls pays dividends on its Common Stock. Historically, dividends have been paid on a quarterly basis. These go back into your account to purchase more shares.

Voting shares. As soon as you own one full share, you automatically receive all the information that goes to shareholders, such as annual reports and proxy material. This way you can instruct the plan administrator to vote your shares the way you wish.

Commissions and service charges. Brokers receive com-missions and make other charges for their services. You will pay broker charges in the amount of $0.03 per share to purchase shares of Johnson Controls Common Stock through this Plan.

Account Statements. You receive a quarterly statement on your account when the dividend is posted and a year-end statement in December. The statements tell you how much money has been applied to purchase shares, how many shares were purchased, and the purchase price.

These reports will help you establish the change in value for income tax purposes. The December statement will list the entire year’s transactions, and you should retain it for tax purposes for as long as you hold the stock.

Use the bottom portion of the account statement for sending instructions to Wells Fargo Shareowner Services regarding your account. The front side includes a provision for changing your address. While you are enrolled in the Common Stock Purchase Plan, you must change your address through your Human Resources Department. However, if you have stopped your payroll deductions under the Plan, use the bottom portion of the account statement to notify Wells Fargo of an address change. You can also use the tear-off portion to make voluntary cash contributions (over and above your payroll deductions) as described more fully at the end of this Appendix and in the remainder of the Prospectus of which this Appendix is a part. You can use the reverse side of the form for other Plan transactions. Be sure to sign the form before mailing it to Wells Fargo Shareowner Services.

Stopping Payroll Deductions

When your payroll deductions are stopped, your shares will remain in the Plan and dividends will continue to be reinvested. You will receive quarterly statements.

To close your account after your last investment has been posted, make sure your deductions have stopped and Wells Fargo Shareowner Services has had time to invest your last payroll deduction (this can take as long as 35 days). Send written instructions or use the reverse side of the bottom portion of your statement to instruct Wells Fargo Shareowner Services with one of these choices.

1.	Full Plan shares will be converted to book entry (DRS) or a physical certificate registered in your name will be issued or, Participants will receive a check less any services fee and brokerage commissions in the amount of any fractional share. Future dividends will be paid in cash.

2.	Sell all of your shares.

You can remain in the Plan even if you have terminated your employment with Johnson Controls. You will receive quarterly statements when dividends are posted to your account, and you can make optional voluntary cash investments.

Selling or Transferring Stock Ownership

You can get shares out of your account at any time. The shares are registered in your name and sent to you.

This Plan is designed to encourage you and other employees to become part owners of Johnson Controls through stock purchase. So, we want you to consider holding on to the shares you’ve purchased. On the other hand, once purchased, the shares are yours. Of course, you are responsible for brokerage charges if you sell them or transfer their ownership.

Selling shares. You can sell shares while they’re in your account. Just notify the plan administrator, Wells Fargo Shareowner Services, in writing, or by completing the reverse side of the bottom portion of your statement. Be sure to sign your form or letter. When you sell your shares, you are responsible for paying any service fees that Wells Fargo charges, brokerage commissions and applicable transfer taxes.

Or you can sell shares through a broker once they’ve been delivered to you. When you sell your shares through a broker, you are responsible for paying the brokerage fees and commissions.

Transferring share ownership. Once ownership has been transferred to you, you may, in turn, transfer it to someone else. Further information is available from the transfer agent, Wells Fargo Shareowner Services.

Relatives and Friends and Employee Supplemental Contributions

Family or friends can become Johnson Controls shareholders through the features of this Plan applicable to those who are not employees. Through the Plan, you can also purchase stock in lieu of or in addition to payroll deductions; however, there are fees associated with some of the Plan’s services. Purchases through this Plan require a minimum payment of US$50 and are subject to a maximum of US$25,000 (total including your payroll deduction amount) per calendar quarter. Information on the Plan is set forth in the remainder of the Prospectus of which this Appendix is a part and is also available from the plan administrator.

MILWAUKEE, WISCONSIN 53209

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the sale of the securities being registered hereby are currently anticipated to be as follows (all amounts are estimated). All expenses of the offering will be paid by Johnson Controls, Inc. (the “Company”).

Amount
Securities and Exchange Commission registration fee	$9,260
Printing expenses	10,880
Legal fees and expenses	8,000
Accounting fees and expenses	0
Miscellaneous (including any applicable listing fees, rating agency fees, trustee and transfer agent’s fees and expenses)	9,672
Total	$37,812

Item 15.	Indemnification of Directors and Officers.

Article VI of the Company’s Restated Articles of Incorporation provides that the Company shall indemnify any person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Company’s board of directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that the person is entitled to indemnification.

Pursuant to the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

The indemnification provided by the Company’s Restated Articles of Incorporation and the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of Johnson Controls may be entitled. The Company has entered into indemnification agreements with its directors and officers providing them with the indemnification permitted by Wisconsin law, and has purchased insurance as permitted by Wisconsin law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 23rd day of November, 2011.

JOHNSON CONTROLS, INC.

By:	/s/ R. Bruce McDonald
R. Bruce McDonald Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on or before November 23, 2011. Each person whose signature appears below constitutes and appoints Stephen A. Roell, R. Bruce McDonald and Jerome D. Okarma, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Stephen A. Roell Stephen A. Roell	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ R. Bruce McDonald R. Bruce McDonald	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brian J. Stief Brian J. Stief	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ David Abney David Abney	Director

/s/ Dennis W. Archer Dennis W. Archer	Director

/s/ Robert L. Barnett Robert L. Barnett	Director

/s/ Natalie A. Black Natalie A. Black	Director

S-1

Signature	Title

/s/ Robert A. Cornog Robert A. Cornog	Director

/s/ Richard Goodman Richard Goodman	Director

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Director

/s/ William H. Lacy William H. Lacy	Director

/s/ Eugenio Clariond Reyes-Retana Eugenio Clariond Reyes-Retana	Director

Mark P. Vergnano	Director

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Restated Articles of Incorporation of Johnson Controls, Inc., as amended through January 26, 2011 (incorporated by reference to Exhibit 3.1 to Johnson Controls, Inc. Current Report on Form 8-K dated January 26, 2011).

3.2	By-laws of Johnson Controls, Inc., as amended and restated through January 26, 2011 (incorporated by reference to Exhibit 3.2 to Johnson Controls, Inc. Current Report on Form 8-K dated January 26, 2011).

5.1	Opinion of Jerome D. Okarma, Vice President, Secretary and General Counsel of Johnson Controls, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Jerome D. Okarma, Vice President, Secretary and General Counsel of Johnson Controls, Inc. (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

*	Filed herewith.